Exhibit A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A common shares, US$0.00001 par value, per share of XP Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 15, 2021

ITAÚ UNIBANCO HOLDING S.A.

By:	/s/ Leila Cristiane Barboza Braga de Melo
	Name:	Leila Cristiane Barboza Braga de Melo
	Title:	Executive Officer

By:	/s/ Álvaro Felipe Rizzi Rodrigues
	Name:	Álvaro Felipe Rizzi Rodrigues
	Title:	Officer

ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.

By:	/s/ Carlos Henrique Donegá Aidar
	Name:	Carlos Henrique Donegá Aidar
	Title:	Officer

By:	/s/ André Balestrin Cestare
	Name:	André Balestrin Cestare
	Title:	Officer

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